Exhibit 99.1
  FOR IMMEDIATE RELEASE    Investor Contacts:         Press Contact:
                           Barry Erdos                Sophia Brown
                           President and COO          Paul Wilmot Communications
                           Bluefly, Inc.              212-206-7447
                           212- 944-8000 ext. 360     skain@greatpress.com
                           barry.erdos@bluefly.com

                   BLUEFLY REPORTS THIRD QUARTER 2008 RESULTS
                    10% Growth in Revenue, 36.9% Gross Margin

  NEW YORK - November 12, 2008 - Bluefly, Inc. (NASDAQ Capital Market:BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced growth in revenue and gross profit as well as a reduction in operating loss for the third quarter 2008.

  Highlights for the third quarter included:

     o Revenue increased by approximately 10% to $19.8 million from $18.1 million in the third quarter of 2007.

     o Gross profit increased by approximately 28% to $7.3 million from $5.7 million in the third quarter of 2007.

     o Gross margin increased to 36.9% from 31.7% in the third quarter of 2007.

     o Operating loss decreased 5% to $4.8 million from $5.1 million in the third quarter of 2007.

     o Net loss remained relatively unchanged at $5.0 million compared to the third quarter of 2007. Loss per share increased to $0.43 per share (based on 13.3 million weighted average shares outstanding after preferred stock dividends and deemed dividend related to a beneficial conversion feature on the Series F Preferred Stock) from $0.39 per share (based on 13.1 million weighted average shares outstanding after preferred stock dividends) in the third quarter of 2007.

     o Average order size increased to $292.03 in the third quarter of 2008 compared to $280.22 in the third quarter of 2007.

     o   Inventory remained  relatively  unchanged at $28 million since December
         2007.

  "We are pleased that we were able to show growth in sales, a reduction in operating loss and improvement in our overall metrics given the economic environment." said Melissa Payner, Bluefly's Chief Executive Officer. "Obviously, these are challenging times for all retailers, and while the economy has worsened in the beginning of the fourth quarter, we believe that these results show that our customers believe in our value proposition."

  The company will host a conference  call webcast to discuss its third  quarter
  today   at   5:00   p.m.    Investors    can    access    the    webcast    at
  http://investor.bluefly.com.

  About Bluefly, Inc.

  Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the Company's ability to execute on, and gain additional revenue from, its marketing initiatives; the Company's history of losses and anticipated future losses; the Company's ability to raise additional capital to support the growth of its business; risks related to the economic downturn; risks associated with the integration of the Company's new technology platform; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company's dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; the need to further establish brand name recognition; management of potential growth; and risks associated with the Company's ability to handle increased traffic and/or continued improvements to its Web site.

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

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                                                           Three Months Ended
                                                                              September 30,
                                                                   ----------------------------------
                                                                         2008               2007
                                                                   ---------------    ---------------
Net sales                                                          $   19,802,000     $   18,079,000
Cost of sales                                                          12,495,000         12,351,000
                                                                   ---------------    ---------------
   Gross profit                                                         7,307,000          5,728,000
   Gross profit percentage                                                   36.9%              31.7%

Selling and fulfillment expenses                                        4,933,000          4,583,000
Marketing expenses                                                      4,172,000          2,807,000
General and administrative expenses                                     3,021,000          3,410,000
                                                                   ---------------    ---------------
   Total operating expenses                                            12,126,000         10,800,000

Operating loss                                                         (4,819,000)        (5,072,000)

Interest income                                                             8,000             99,000
Interest expense                                                         (182,000)           (55,000)
                                                                   ---------------    ---------------

Net loss                                                               (4,993,000)    $   (5,028,000)

Preferred stock dividends                                                 (12,000)           (11,000)
Deemed dividend related to beneficial conversion feature on
   Series F Preferred Stock                                              (712,000)                --
                                                                   ---------------    ---------------

Net loss available to common shareholders                          $   (5,717,000)    $   (5,039,000)
                                                                   ===============    ===============

Basic and diluted net loss per common share                        $        (0.43)    $        (0.39)
                                                                   ===============    ===============

Weighted average common shares outstanding
(basic and diluted)                                                    13,309,383         13,050,460
                                                                   ===============    ===============

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

SELECTED BALANCE SHEET DATA & KEY METRICS

                                                                 (Unaudited)
                                                                September 30,        December 31,
                                                                     2008                2007
                                                              ----------------     ----------------
Cash and cash equivalents                                     $      1,920,000     $      6,730,000

Inventories, net                                                    28,341,000           28,492,000

Prepaid inventory                                                      982,000              294,000

Other current assets                                                 5,313,000            3,295,000

Property and equipment, net                                          6,831,000            6,019,000

Current liabilities                                                 21,062,000           17,922,000

Notes payable to related parties                                     3,050,000                   --

Stockholders' equity                                                19,462,000           27,037,000

                                                                        Three Months Ended
                                                                           September 30,
                                                                            (Unaudited)
                                                              -------------------------------------
                                                                     2008                2007
                                                              ----------------     ----------------
Average Order Size (including shipping & handling)            $         292.03     $         280.22

New Customers Added during the Period                                   39,055               37,408

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

CONDENSED STATEMENTS OF CASH FLOWS - UNAUDITED

                                                                                           Three Months Ended
                                                                                              September 30,
                                                                                 -------------------------------------
                                                                                        2008                2007
                                                                                 ----------------     ----------------
Cash flows from operating activities:
   Net loss                                                                      $    (4,993,000)     $    (5,028,000)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                      719,000              456,000
      Stock based compensation                                                           594,000            1,508,000
      Provisions for returns                                                           1,073,000            1,385,000
      Bad debt expense                                                                    90,000              195,000
      Reserve for inventory obsolescence                                                 100,000              850,000
      Change in operating assets and liabilities:
         (Increase) decrease in:
            Accounts receivable                                                         (755,000)            (608,000)
            Inventories                                                               (3,186,000)          (8,114,000)
            Prepaid inventory                                                           (876,000)             147,000
            Prepaid expenses                                                            (740,000)          (2,933,000)
            Other current assets                                                          19,000              112,000
         Increase in:
            Accounts payable and other long-term liabilities                           2,894,000            3,848,000
            Accrued expenses and other current liabilities                             1,208,000              667,000
            Deferred revenue                                                             896,000              942,000

                                                                                 ----------------     ----------------
Net cash used in operating activities                                                 (2,957,000)          (6,573,000)
                                                                                 ----------------     ----------------

Cash flows from investing activities:
   Purchases of property and equipment                                                  (714,000)            (884,000)

                                                                                 ----------------     ----------------
Net cash used in investing activities                                                   (714,000)            (844,000)
                                                                                 ----------------     ----------------

Cash flows from financing activities:
   Proceeds from notes issued to related party shareholders                            3,000,000                   --
   Net proceeds from exercise of stock options                                                --                3,000

                                                                                 ----------------     ----------------
Net cash provided by financing activities                                              3,000,000                3,000
                                                                                 ----------------     ----------------

Net decrease in cash and cash equivalents                                               (671,000)          (7,454,000)
Cash and cash equivalents - beginning of period                                        2,591,000           14,626,000
                                                                                 ----------------     ----------------
Cash and cash equivalents - end of period                                        $     1,920,000      $     7,172,000
                                                                                 ================     ================

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                        $        64,000      $        25,000
                                                                                 ================     ================
   Deemed dividend related to beneficial conversion feature on
         Series F Preferred Stock                                                $       712,000      $            --
                                                                                 ================     ================
   Warrants issued to related party shareholders                                 $       173,000      $            --
                                                                                 ================     ================

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